Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (as amended from time to time, this “Agreement”) is entered into this 1st day of August, 2007 with an effective date of August 27th, 2007 (the “Effective Date”) by and among Westell Technologies, Inc, a Delaware corporation (the “Company”), Westell, Inc., an Illinois corporation (the “Operating Subsidiary”) and Timothy R. Pillow (“Executive”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1. EMPLOYMENT AND DUTIES. Effective August 27th, 2007, the Company hereby employs Executive to serve as Chief Marketing & Strategy Officer of the Company as well as Chief Marketing & Strategy Officer of the Operating Subsidiary, during the Term (as such term is defined in Section 3). Executive accepts such employment on the terms and conditions set forth in this Agreement. Executive shall perform the duties of Chief Marketing & Strategy Officer of the Company and of the Operating Subsidiary and shall perform such other duties consistent with such positions as may be assigned to Executive from time to time by the Board of Directors of the Company or the Operating Subsidiary (individually a “Board,” and collectively, the “Boards”). Executive shall devote his best efforts and skills to the business and interests of the Company and the Operating Subsidiary on a full-time basis, provided, however, that, to the extent such activities do not adversely affect the performance of his responsibilities to the Company and the Operating Subsidiary hereunder, Executive may (i) manage his personal investments and participate in charitable and civic affairs and (ii) serve on the boards of directors of for-profit or non-profit corporations if approved by the Boards, such approval not to be unreasonably withheld. Executive shall at all times observe and abide by the Company’s and the Operating Subsidiary’s written policies and procedures as in effect from time to time.

SECTION 2. IN CONSIDERATION OF THE SERVICES TO BE PERFORMED BY EXECUTIVE HEREUNDER, EXECUTIVE SHALL RECEIVE FROM THE OPERATING SUBSIDIARY THE FOLLOWING COMPENSATION AND BENEFITS:

2.1          Base Salary. During the Term, Executive shall be paid an annual base salary by the Operating Subsidiary (the “Base Salary”) which shall be payable in installments consistent with the Operating Subsidiary’s payroll schedule. The Base Salary shall be Two Hundred Fifty Thousand Dollars ($250,000) per year, subject to review each year during the Operating Subsidiary’s annual salary review. The Operating Subsidiary may, in its sole discretion, increase the Base Salary as a result of any such review. Executive’s Base Salary shall not be reduced without Executive’s prior written consent.

CHI99 4901830-1.043183.0010

2.2	Benefits.

(a)          During the Term, Executive shall be provided with employee benefits commensurate with those made generally available to other executives of the Operating Subsidiary. A list of the employee benefits provided generally to the executives of the Operating Subsidiary as of the Effective Date is attached hereto as Schedule 2.2, which Schedule is incorporated herein by reference for all purposes. In addition, Executive shall be provided certain special benefits (the “Special Benefits”) also listed on Schedule 2.2. Neither the Company nor the Operating Subsidiary has undertaken any actions, or intends to undertake any actions, designed to eliminate, reduce or otherwise limit any of the employee benefits described on Schedule 2.2, but it is understood that such benefits other than the Special Benefits may change from time to time, but will remain commensurate with benefits befitting of the Chief Marketing and Strategy Officer of a publicly held company of comparable size in the telecommunications industry.

(b)          If during the first three years of the Term, Executive’s employment is terminated either by the Company without Cause or by Executive for “Good Reason”, Executive shall be entitled to (i) continued benefits under COBRA as it applies to the benefits provided under subparagraph (a) above for Executive and those of his dependents who were covered dependents as of the effective date of the termination (“COBRA Qualified Beneficiaries”) and (subject to the terms and conditions of the applicable benefit plans), the Company shall pay the Company portion of the required premium or contribution during the period in which the Executive is receiving severance payments from the Company or the COBRA period (whichever is shorter), in an amount which the Company was remitting on behalf of the Executive prior to his termination, except that Executive shall be required to continue to pay that portion of any premiums or contributions that the Executive was remitting prior to his termination to maintain such benefit (subject to any increases imposed by the benefit plan), and (ii) such other benefits as may be required by law or subject to the terms of any benefit or retirement plan or other arrangement that would by its terms apply to the Executive upon termination, provided that if a premium or contribution is required, Executive shall remit all required premiums and contributions in a manner required by the Company in order to continue that benefit.

(c)          If Executive’s employment is terminated other than under the circumstances specified in subparagraph (b) above, or if Executive’s employment is terminated under the circumstances specified in subparagraph (b) above but does not execute, or Executive executes but revokes a release in the form of Exhibit A, Executive shall be entitled to (i) continued benefits under COBRA as it applies to the benefits provided under subparagraph (a) above for Executive and the COBRA Qualified Beneficiaries (subject to the terms and conditions of the applicable benefit plans), provided that Executive shall remit all required premiums or contributions in the manner required by the Company in order to continue that benefit, and (ii) such other benefits as may be required by law or subject to the terms of any benefit or retirement plan or other arrangement that would by its terms apply to the Executive upon termination, provided that if a premium or contribution is required, Executive shall remit all required premiums and contributions in a manner required by the Company in order to continue that benefit.

2.3          Bonuses. Executive shall receive a signing bonus of Ninety Thousand Dollars ($90,000) upon the Effective Date of his employment, and shall be guaranteed a bonus for fiscal year ending March 31, 2008. For the fiscal year ending March 31, 2008, Executive shall be guaranteed a bonus of One Hundred Fifty Thousand Dollars ($150,000), which amount (subject to applicable withholding) shall be paid to Executive in two installments as follows: 5/12 of $150,000 on his first day of employment (the “First Installment”) , and 7/12 of $150,000 based upon annual corporate performance (PLUS an additional amount as “true-up” based upon his overachievement of objectives developed by the Company’s Board and Compensation Committee for the fiscal year) on or before May 1, 2008. For subsequent fiscal years during the Term, Executive shall be eligible to receive a bonus based upon the achievement of performance goals to be developed for each year by the Company’s Board and Compensation Committee. Except for payment of pro-rated bonuses in circumstances hereinafter described, eligibility for all bonuses, including the bonus for the fiscal year ending March 31, 2008 is subject to the Operating Subsidiary policy that the employee be employed on the “bonus payment date”, which for purposes hereof shall be the earlier of (i) the date such bonus is actually paid, or (ii) May 1 of each year.

2.4	Stock Awards and Options.

(a)          On August 27, 2007 Executive shall receive a stock option award of 150,000 shares of Company Class A common stock pursuant to the Westell Technologies, Inc. 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”), one-fifth (30,000 shares) of which will vest on each August 27 from August 27, 2008 through August 27, 2012, so long as he remains an employee of the Company on the vesting date. The stock award shall also provide, among other things, that all unvested portions of the stock award shall fully vest upon (i) a Change of Control, or (ii) the termination of Executive’s employment with the Company by reason of (A) the termination of such employment by the Company without Cause, or (B) the termination of such employment by Executive for Good Reason.

(b)          Executive will also be eligible to receive awards of options and other benefits under the 2004 Stock Incentive Plan as determined by the Compensation Committee of Company’s Board from time to time commencing April, 2008, it being understood that there is no commitment as to frequency or amount of any such awards.

(c)          In the event of Executive’s death, all vested stock options referred to in Section 2.4(a) hereinabove shall, to the extent permitted by Section 11 of the 2004 Stock Incentive Plan and applicable law, become exercisable by the executor of Executive’s estate or Executive’s personal representative for a period of ninety (90) days following Executive’s death.

SECTION 3.	TERM

3.1          Commencement. The term of Executive’s employment hereunder shall commence on the Effective Date and continue until terminated in accordance with this

Agreement. The term of Executive’s employment hereunder is referred to herein as the “Term.”

3.2          Termination for Cause. The Company may terminate Executive’s employment for Cause upon written notice specifying the cause for termination and the intended termination date. Upon termination for Cause, Executive shall be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2(a), respectively, through the effective date of such termination, and such post termination benefits as are specified in Section 2.2(c).

3.3          Termination by Company Without Cause. The Company may terminate Executive’s employment without Cause at any time upon written notice within the first three years of the Term or upon at least thirty (30) days prior written notice after the first three years of the Term. If the Company terminates Executive’s employment without Cause, Executive shall be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2(a), respectively, through the effective date of such termination, and such post termination benefits as are specified in Section 2.2(b) or 2.2(c), as applicable. If such termination occurs during the first three years of the Term, Executive shall also be entitled to receive as severance, upon execution of a release in the form attached as Exhibit A hereto and the expiration of any revocation period thereunder without revocation, and conditional upon Executive’s continued adherence to the post termination covenants in this Agreement, (A) an amount equal to one year’s Base Salary at the Base Salary rate in effect for Executive as of the effective date of the termination, payable in regular installments at the time salary would have been payable, provided, however, that such payments shall be deferred until the six-month anniversary of the date of Executive’s termination of employment if deferral to such anniversary date is required to comply with the provisions of Section 409A of the Internal Revenue Code and (B) a pro rata portion of Executive’s anticipated bonus under Section 2.3 for the fiscal year in which the termination occurs, the amount of which pro rata portion shall be equal to (x) the target bonus amount authorized and approved for Executive by the Company’s Compensation Committee for such fiscal year multiplied by (y) a fraction, the numerator of which is the number of days (through and including the effective date of the termination) in such fiscal year that Executive was employed by the Company, and the denominator of which is the number 365.

3.4          Termination by Executive for Good Reason. Executive may resign from and terminate his employment with the Company for Good Reason at any time upon at least ten (10) days prior written notice, provided that the Company fails to reasonably address and remedy the circumstances constituting “Good Reason” within such ten (10) day period. If Executive resigns for Good Reason, Executive shall be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2(a), respectively, through the effective date of such termination, and such post termination benefits as are specified in Section 2.2(b) or 2.2(c), as applicable. If such termination occurs during the first three years of the Term, Executive shall also be entitled to receive, as severance, upon execution of a release in the form attached as Exhibit A hereto and the expiration of any revocation period thereunder without revocation, and conditional upon Executive’s continued adherence to the post termination covenants in this Agreement, (A) an amount equal to one year’s Base Salary at the Base Salary rate in effect for Executive as of the effective date of the termination, payable in regular installments at the time salary would have been payable, provided, however, that such payments shall be deferred until the six-month anniversary of the date of Executive’s termination of employment if deferral to such anniversary date is required to comply with the provisions of Section 409A of the Internal Revenue Code, and (B) a pro rata portion of Executive’s anticipated bonus under Section 2.3 for the fiscal year in which the termination occurs, the amount of which pro rata portion shall be equal to (x) the target bonus amount authorized and approved for Executive by the Company Board’s Compensation Committee for such fiscal year multiplied by (y) a fraction, the numerator of which is the number of calendar days (through and including the effective date of the termination) in such fiscal year that Executive was employed by the Company, and the denominator of which is the number 365.

3.5          Termination by Executive Without Good Reason. Executive may resign from and terminate his employment with the Company without Good Reason at any time upon at least thirty (30) days prior written notice. If Executive resigns from the Company other than for Good Reason, Executive shall be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2(a), respectively, through the effective date of such termination, and such post termination benefits as are specified in Section 2.2(c). In the event Executive resigns from the Company at any time, the Company shall have the right to make such resignation effective as of any date prior to the expiration of any required notice period.

3.6          Termination by Executive Following Change of Control. If Executive remains employed at the time of a Change of Control that occurs within five years from the date hereof, and within twelve months following the Change of Control, either the total of Executive’s Salary and target bonus are reduced without his written consent or Executive’s primary duties and responsibilities as President and Chief Executive Officer of the Company and the Operating Subsidiary are, without his written consent, materially reduced or modified in such a way as to be qualitatively beneath the duties and responsibilities befitting of the president and chief executive officer of a publicly held company of comparable size in the telecommunication industry in the United States, and if Executive resigns within six (6) months after such reduction in compensation or change in duties and responsibilities, he shall be entitled to receive (i) the Base Salary and benefits as set forth in Section 2.1 and Section 2.2(a), respectively, through the effective date of such termination, and such post termination benefits as are specified in Section 2.2(c), and (ii) upon execution of a release in the form attached as Exhibit A hereto and the expiration of any revocation period thereunder without revocation, and conditional upon Executive’s continued adherence to the post termination covenants in this Agreement, (A) an amount equal to one year’s Base Salary at the Base Salary rate in effect for Executive as of the effective date of the termination, payable in regular installments at the time salary would have been payable, provided, however, that such payments shall be deferred until the six-month anniversary of the date of Executive’s termination of employment if deferral to such anniversary date is required to comply with the provisions of Section 409A of the Internal Revenue Code, (B) 100% of the target bonus amount authorized and approved for Executive by the Company Board’s

Compensation Committee for such fiscal year or for the prior fiscal year, if higher, and (C) if the Change of Control occurs within the first three years of the Term, the same post termination benefits as are set forth in Section 2.2(b).

3.7          Death. Executive’s employment with the Company shall automatically be terminated upon Executive’s death, in which case Executive’s estate or Heirs at Law shall be entitled to: (i) receive the Base Salary and benefits as set forth in Sections 2.1 and Section 2.2(a) , respectively, through the date of Executive’s death, (ii) receive a prorated bonus as set forth in Section 2.3 provided that the Audit Committee of the Board of the Company confirms bonuses would be granted had the Executive lived (iii) exercise Executive’s stock options which are set forth in Section 2.4(a) pursuant to the terms set forth in Section 2.4(c), and (iv) receive such post termination benefits as are specified in Section 2.2(c).

3.8          Disability. Executive’s employment with the Company shall automatically be terminated upon Executive’s Disability, in which case Executive shall be entitled to: (i) receive the Base Salary and benefits as set forth in Sections 2.1 and Section 2.2(a), respectively, through the effective date of the termination, (ii) exercise Executive’s stock options which are set forth in Section 2.4(a) pursuant to the terms set forth in Section 2.4(c), and (iii) receive such post termination benefits as are specified in Section 2.2(c).

3.9          Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 7.5 hereof. A “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances, if applicable, claimed to provide a basis for termination of Executive’s employment.

SECTION 4.	CERTAIN COVENANTS OF EXECUTIVE
4.1	Confidential Information.

(a)          Executive acknowledges that the information, observations and data obtained by him during the course of his employment by the Company concerning the Business and affairs of the Westell Companies or of third parties that the Westell Companies may be required to keep confidential (the “Westell Company Information”) are confidential and are the property of the Westell Companies or of such third parties. Executive hereby agrees that he shall not disclose to any unauthorized person or use for his own account or for the account of any third party any Westell Company Information without the Company’s prior written consent, unless and then only to the extent the Westell Company Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or failure to act. Executive shall use his best efforts to prevent the unauthorized misuse, espionage, loss or theft of the Westell Company Information. Executive further agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Business of the Westell Companies that Executive may then possess or have under his control.

4.2          No Competition. During the Term, and for twelve (12) months following termination of Executive’s employment with the Company, Executive agrees that Executive shall not, directly or indirectly, for himself, or for any Entity, without the prior written consent of the Board of Company through its Chairman (which may be given or denied in his sole discretion):

(a)          engage in or Participate In the Business or any other business that directly competes with, or develops or offers products or services directly competitive with the products or services of the Business, from Illinois or any state or country in which the Westell Companies have Business or customers, or have solicited customers; or

(b)          engage in or Participate In the Business or any other business that directly competes with, or develops or offers products or services directly competitive with the products or services of the Business, from any other location throughout the world; or

(c)          call upon, solicit, serve, or accept business, from any customer or prospective customer (wherever located) of the Westell Companies for the purpose of selling products or services directly competitive with the products or services of the Business; or

(d)          interfere with any business relationship of the Westell Companies, with any of their customers or prospective customers or induce any such customers or prospective customers to discontinue or reduce their relationship with the Westell Companies.

To the extent that Executive is employed by or consults for an entity which is a subsidiary, division or other affiliate of a larger business enterprise, the determination as to whether the employment violates this Section 4.2 shall be made solely by reference to the business activities conducted by the particular subsidiary, division or affiliate by which Executive becomes employed or serves as consultant.

4.3          No Solicitation. Executive shall not, for twelve (12) months following termination: (i) induce or attempt to induce any person who is employed by the Westell Companies in any capacity to leave such person’s position, or in any way interfere with the relationship between the Westell Companies and such person, or (ii) hire directly or through another entity, in any capacity, any person who was employed by the Westell Companies within 12 months prior to termination of Executive’s employment or during the 12 months after termination, unless and until such person has been separated from employment with the Westell Companies for at least six months.

4.4          Inventions. Any methodologies, inventions, improvements, discoveries, processes, programs or systems developed or discovered by the Executive, whether during working hours or by using the Westell Companies’ facilities, equipment or trade secrets, shall be the sole and exclusive property of the Operating Subsidiary. The

Executive shall, upon reasonable request by the Company, execute and deliver such assignments and other documents necessary to vest, at the Company’s sole expense, all right, title and interest in any discovery or development in the Operating Subsidiary. The Westell Companies may, upon prior notice to the Executive and without any fee, film, videotape, photograph and record the Executive’s voice and likeness, and may utilize the Executive’s name and likeness, in connection with the promotion of the Westell Companies during employment upon prior notice. The Operating Subsidiary shall own all rights in any such film, videotape, photograph or record of the Executive’s voice and likeness for such use. The Executive acknowledges receipt of the notice provided by the Operating Subsidiary pursuant to the Employee Patent Act (765 Illinois Compiled Statutes, Act 1060), reproduced here:

NOTICE TO EMPLOYEE: This is to notify you that pursuant to the Employee Patent Act (765 Illinois Compiled Statutes, Act 1060), the provisions of this Agreement regarding the assignment of your rights in discoveries and inventions to the Operating Subsidiary DOES NOT APPLY to an invention for which no equipment, supplies, facilities or trade secret information of the Westell Companies was used and which was developed entirely on your own time, unless (a) the invention relates (i) to the business of the Westell Companies or (ii) to the Westell Companies’ actual or demonstrably anticipated research or development, or (b) the invention results from or is the product of any work performed by you for the Westell Companies in the scope of your efforts on behalf of the Company.

4.5          Scope and Duration. Executive acknowledges that the restrictions in this Section 4 are reasonable in scope, are necessary to protect the trade secrets and other confidential and proprietary information of the Westell Companies, that the benefits provided hereunder are full and fair compensation for these covenants and that these covenants do not impair Executive’s ability to be employed in other areas of his expertise and experience. Specifically, Executive acknowledges the reasonableness of the international scope of these covenants by reason of the international customer base and prospective customer base and activities of the Westell Companies, the widespread domestic and international scope of Executive’s contacts created during his employment with the Westell Companies, the domestic and international scope of Executive’s responsibilities with the Westell Companies and his access to marketing strategies of the Westell Companies. Notwithstanding the foregoing, if any court determines that any of the terms herein are unreasonable or unenforceable, such court may interpret, alter, amend or modify any or all of such terms to include as much of the scope, time period and intent as will render such restrictions enforceable, and then in such reduced form, enforce such terms. In the event of Executive’s breach of any covenant in this Section 4, the term of the covenant shall be extended for a period equal to the period that the breach continues.

4.6          Equitable Relief. Executive agrees that any violation by Executive of any covenant in this Section 4 may cause such damage to the Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, Executive agrees that the Company shall be entitled, as a matter of right, to a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by Executive. Such injunctive relief shall be in addition to and in no way in limitation of, any and all other remedies the Company shall have in law and equity for the enforcement of such covenants and provisions.

SECTION 5.     REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF EXECUTIVE. Executive represents and warrants to the Company that (i) the performance of this Agreement will not breach any agreement or obligation by which Executive is bound to keep in confidence proprietary information acquired by Executive or in confidence or in trust prior to employment by the Company or any other agreement to which Executive is a party or is bound, and (ii) he has not taken and does not have in his possession or control any confidential information or property relating to any former employer. Executive agrees that he will not use confidential information or property of any other employer while employed by the Company.

SECTION 6.     DEFINITIONS. For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a)          “Business” means the design, development, manufacture and sale of DSL modem, broadband products and telco access products and related services of the Westell Companies as they exist or are being developed on the Effective Date, extensions of those products and services during Executive’s employment and new products and services commenced or in development during his employment.

(b)          “Cause” shall mean (i) the failure by Executive to comply with a particular directive or request from the Board of either the Company or the Operating Subsidiary regarding a matter material to either company, and the failure thereafter by Executive to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following Executive’s receipt of written notice from such Board confirming Executive’s noncompliance; (ii) the taking of an action by Executive regarding a matter material to either the Company or the Operating Subsidiary, which action Executive knew at the time the action was taken to be specifically contrary to a particular directive or request from the Board of either the Company or the Operating Subsidiary, (iii) the failure by Executive to comply with the written policies of the Company or the Operating Subsidiary regarding a matter material to the Company or the Operating Subsidiary, including expenditure authority, and the failure thereafter by Executive to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following Executive’s receipt of written notice from such Board confirming Executive’s noncompliance, but such opportunity to cure shall not apply if the failure is not curable; (iv) Executive’s engaging in willful, reckless or grossly negligent conduct or misconduct which, in the good faith determination of the Company’s Board or the Operating Subsidiary’s Board, is materially injurious to the Company, the Operating Subsidiary, or one or more of the other Westell Companies, monetarily or otherwise; (v) the aiding or abetting or knowingly assisting any other person in aiding or abetting a competitor or other breach by the Executive of his fiduciary duties to the Company, the Operating Subsidiary or any other of the Westell Companies for which he serves as officer or director; (vi) a material breach by Executive of his obligations of confidentiality or nondisclosure or (if applicable) any breach of Executive’s obligations of noncompetition or nonsolicitation under this Agreement; (vii) the use or knowing possession by Executive of illegal drugs on the premises of any of the Westell Companies; or (viii) Executive is convicted of, or pleads guilty or no contest to, a felony or a crime involving moral turpitude.

(c)          “Change of Control” shall mean a change in control of either the Company or the Operating Subsidiary, which shall be deemed to exist at such time as (i) both of the following shall have occurred: (A) the members of the Penny Family shall collectively cease to be the direct or indirect “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act) of common stock of the Company or the Operating Subsidiary representing at least 30% of the voting power represented by all outstanding shares of common stock of all classes of the Company or the Operating Subsidiary, and (B) any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) other than the Penny Family becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of common stock of the Company representing greater than 30% of the total voting power represented by all outstanding shares of common stock of all classes of the Company or the Operating Company; or (ii) a merger or consolidation of the Company or the Operating Subsidiary with any other Entity shall occur in which both (A) the members of the Penny Family shall collectively cease to be the direct or indirect beneficial owners (as previously defined) of capital stock of the surviving entity representing at least 30% of the total voting power represented by all outstanding shares of the capital stock of all classes of the surviving entity, and (B) any person or group (as previously defined) other than the Penny Family becomes the direct or indirect beneficial owner (as previously defined) of capital stock of the surviving entity representing greater than 30% of the total voting power represented by all outstanding shares of the capital stock of all classes of the surviving entity; or (iii) the Board of Directors or stockholders of the Company or the Operating Subsidiary approve a plan of complete liquidation of the Company or the Operating Subsidiary or there shall occur a sale or disposition by the Company or the Operating Subsidiary of all or substantially all of their respective assets, or (iv) the Company or the Operating Subsidiary shall become insolvent, seek federal bankruptcy protection or be subject to an involuntary bankruptcy petition.

(d)          “Disability” shall mean in the case of Executive, the condition of being mentally and/or physically disabled such that Executive shall be eligible to receive benefits either under a long term disability insurance plan maintained by the Operating Subsidiary or under the Social Security disability program.

(e)          “Entity” means any business, whether a corporation, partnership, sole proprietorship, limited liability company, joint venture or other entity.

(f)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)          “Good Reason” shall mean the occurrence of any of the following events: (i) a material breach by either the Company or the Operating Subsidiary of one or more of its respective covenants or obligations under this Agreement, provided that the Company or the Operating Subsidiary shall have failed to reasonably cure such breach within the applicable cure period provided hereunder, if any; (ii) Executive’s Base Salary (as it may be increased from time to time), and benefits under this Agreement are reduced without Executive’s prior written consent (unless in the case of changes in benefits other than Special Benefits, such benefits are changed for Company and Operating Subsidiary executives generally); (iii) Executive’s primary duties and responsibilities as Chief Marketing and Strategy Officer of the Company and the Operating Subsidiary are reduced so as to no longer be befitting of the Chief Marketing and Strategy Officer of a publicly held company of comparable size in the telecommunication industry in the United States; (iv) Executive is required, without his consent, to relocate his principal office to a location, or commence principally working out of another office located, more than 35 miles from the Operating Subsidiary’s principal executive offices in Aurora, Illinois; (v) the Company and the Operating Subsidiary fail at any time during the Term to maintain officer and director liability insurance coverage for their officers and directors, provided that such coverage is available at reasonable cost; and (vi) Executive taking a leave of absence from the Company as permitted by the Family and Medical Leave Act of 1993.

(h)          “Participate In” means the having of any direct or indirect interest in any Entity, whether as a partner, shareholder, member, operator, sole proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, joint venturer, owner or otherwise, or the rendering of any direct or indirect service or assistance to any Entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise); provided that the term “Participate In” shall not include the mere ownership of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.

(i)           “Penny Family” means the Voting Trust, any beneficiary of the Voting Trust, the voting trustee of the Voting Trust and Robert C. Penny III (individually and as a trustee of any other trust), and “Voting Trust” means the Westell Technologies, Inc., f/k/a Electronic Information Technologies, Inc., Voting Trust Agreement dated February 23, 1994, as amended.

(j)           “Westell Companies” means the Company, all of its direct and indirect subsidiary companies, and any of them.

SECTION 7.	MISCELLANEOUS

7.1          Settlement of Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago Illinois, in accordance with the rules of the American Arbitration Association then in effect by a single arbitrator. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator shall not have the power to award any punitive, consequential or punitive damages. Notwithstanding the foregoing, the Westell Companies shall have the right of equitable relief in the courts pursuant to section 4.6.

7.2          Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties hereto with respect to the employment of Executive and supersede all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

7.3          Assignment; Benefit. This Agreement is personal and may not be assigned by either party. Notwithstanding the foregoing, but subject to the provisions herein pertaining to the occurrence of a Change of Control and the consequences thereof, the Company may, from time to time, cause a purchaser of the business and assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company and the Operating Subsidiary would be required to perform it if no such assumption had taken place. In that event, such purchaser shall become primarily liable to Executive for payments hereunder, and the Company and the Operating Subsidiary shall be thereafter released from any further obligations under this Agreement.

7.4          Applicable Law. This Agreement shall be governed by the laws of the State of Illinois, without regard to the principles of conflicts of laws.

7.5          Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) if to Executive, when personally delivered, or (ii) if to either party when delivered by recognized overnight courier such as Federal Express or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office and to Executive at Executive’s principal residence as shown in the Company’s personnel records, provided that all notices to the Company shall be directed to the attention of the Board of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7.6          Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.7          Tax Effect. All payments or benefits provided hereunder shall be subject to deduction for applicable withholding. Executive acknowledges that he is responsible for payment of all income taxes in connection with the stock award, and that either withholding from salary or payment to the Operating Subsidiary of such tax shall be due at such time as income is recognized.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

Westell Technologies, Inc.

By: /s/ Thomas E. Mader
Thomas E. Mader, Chief Executive Officer

Westell, Inc.

By: /s/ Thomas E. Mader
Thomas E. Mader, Chief Executive Officer

By: /s/ Timonty R. Pillow
Timothy R. Pillow

SCHEDULE 2.2

General executive benefits (In accordance with terms of the plans, certain of these benefits will require the Executive to pay all or some of the cost)

Vacation (4 weeks)

Section 125 Spending Accounts

Medical coverage

Vision Coverage

Short Term Disability

Long Term Disability

Basic Life Insurance

Supplemental Life Insurance based upon Executive’s contribution (with contributory coverage up to $1.5M)

401(k) retirement savings plan

US Savings bond payroll deduction

Stock Purchase Plan

Travel Assistance Program

Tuition Reimbursement for monthly business-related cell phone charges, home internet connection charges and all other business related expenses

CHI99 4901830-1.043183.0010

EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release (“Agreement”) is entered into by and between Westell Technologies, Inc. (the “Company”) and Timothy R. Pillow (the “Executive”). In consideration of the mutual promises set forth below, the Company and Executive agree and covenant as follows:

1.          Executive, hereby resigns from all board seats and officer positions with the Company, Westell, Inc., an Illinois corporation and the wholly owned subsidiary of the Company (the “Operating Subsidiary”) and any other and any entity for which he has been so serving at the Company’s request.

2.          Executive hereby on behalf of himself and his heirs, executors, administrators, attorneys, successors and assigns, hereby remises, releases, forever discharges and covenants not to sue the Company, the Operating Subsidiary, any of their its subsidiaries, and their current and former shareholders, directors, officers, attorneys, agents, employees, successors and assigns (the “Released Parties”), with respect to all claims, suits, demands, actions or causes of action of any kind or nature whatsoever which Executive has had or now claims, pertaining to or arising out of Executive’s employment by the Company or the Operating Subsidiary or Executive’s separation from employment with the Company or the Operating Subsidiary, whether under any local, state or federal common law, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act), 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Equal Pay Act, and the Illinois Human Rights Act, and any tort, contract or quasi-contract claims, except as hereinafter stated, or to any Workers’ Compensation Act claim Executive may have.

Nothing herein shall however constitute a release by Executive of his rights under the Employment Agreement dated August 1, 2007 that arise in connection with termination without Cause or for Good Reason (as defined therein), nor shall it release the Company from any indemnification obligations it may have under Delaware law or the Company’s certificate of incorporation or bylaws with respect to Executive’s role as an officer or director of the Company, the Operating Subsidiary from any indemnification obligations it may have under Illinois law or the Operating Subsidiary’s articles of incorporation or bylaws with respect to Executive’s role as an officer or director of the Operating Subsidiary, any rights under options that remain exercisable following termination, or any vested benefits under the Company’s or the Operating Subsidiary’s qualified benefit plans.

3.           Subject to the such time constraints and other limitations as may be imposed on Executive by his business and personal commitments and obligations, Executive agrees to cooperate fully in any investigation or other legal proceeding relating to the Company, the Operating Subsidiary or any of their subsidiaries with respect to any matter that arose during his employment with the Company, or that may involve matters within his knowledge. If any claims are asserted by the Company or any of the Released Parties against a third party (or by a third party against the Company or any of the Released Parties) regarding such a matter, Executive agrees to cooperate fully in the prosecution or defense of such claim by the Company and any of the Released Parties without additional charge other than reimbursement for out of pocket expenses.

4.          Executive represents that Executive has not filed any charges, suits, claims or complaints against the Released Parties with respect to known claims released under Section 2, and agrees not to do so in the future with respect to any such claims.

5.          Executive understands and expressly acknowledges that he is not releasing or waiving any rights or claims that may arise after the date this Agreement is executed. Executive understands and expressly acknowledges that, in exchange for Executive’s entry into this Agreement, Executive is receiving consideration in addition to anything of value to which Executive is already entitled.

6.          Acknowledges that the Company has advised Executive to consult an attorney, at Executive’s expense, with respect to this Agreement. Executive further acknowledges that Executive has twenty-one (21) days from receipt of this Agreement to accept and sign this Agreement and that Executive has seven (7) days to revoke acceptance of this Agreement, including its waiver and release provisions after signing it. Notice of such revocation shall be provided to the attention of the vice president of Human Resources of the Company. Executive further acknowledges that Executive may waive the twenty-one day consideration period by requesting and executing a form for that purpose. The form may be requested from the vice president of Human Resources. This Agreement shall not become effective until the revocation period has expired.

7.          This Agreement is not, and shall not in any way be construed as, an admission by the Company that it has acted wrongfully with respect to Executive.

8.          Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement, and that he is knowingly, voluntarily and willfully entering into this Agreement.

9.          Executive acknowledges that in executing this Agreement, Executive has not relied upon any representation by the Company that is not set forth in this Agreement or in the Employment Agreement.

10.        Agreement shall be construed and enforced pursuant to the substantive laws of the State of Illinois.

PLEASE READ THIS AGREEMENT CAREFULLY

IT CONTAINS A RELEASE OF ALL KNOWN CLAIMS

Westell Technologies, Inc.
By: _____________________________________
Date: ____________________________________
_________________________________________
Executive
Date: ____________________________________
_________________________________________
Witness Signature
_________________________________________
Name of Witness (Printed)
_________________________________________
(Street Address)
_________________________________________
(City, State, Zip Code)